Exhibit 99.1

Royal Gold Reports Second Fiscal Quarter 2015 Results

DENVER, COLORADO. JANUARY 29, 2015: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL) (together with its subsidiaries, “Royal Gold” or the “Company”) reports results for its second quarter of fiscal 2015, ended December 31, 2014 (“second quarter”), including revenue of $61.3 million, up 16% from the same period a year ago, and Adjusted EBITDA1 of $48.0 million, up 5% from the prior year quarter. Streaming revenue was $17.3 million, while royalty revenue was $44.0 million.

The Company reports a net loss attributable to Royal Gold stockholders (“net loss”) of $6.5 million, or ($0.10) per basic share for the second quarter, compared with net income attributable to Royal Gold stockholders of $10.7 million, or $0.16 per share from the same period a year ago. The decrease in our earnings per share was primarily attributable to a non-cash impairment charge of approximately $26.0 million related to our Wolverine royalty interest and a non-cash $3.0 million write down of a royalty receivable at Wolverine. Absent the ($0.33) non-cash items related to Wolverine, net income would have been approximately $0.23 per basic share, after taxes.

The average gold price was $1,201 per ounce for the second quarter, down 6% from $1,276 per ounce in the year ago quarter.

Tony Jensen, President and CEO, commented, “Mount Milligan and Cortez posted significantly higher production than in the year ago period, which more than offset lower metal prices. In calendar 2015, we look forward to continued growth at Mount Milligan where Thompson Creek expects gold production to increase by 25% to 35%, while 20% to 30% higher gold production is expected at Peñasquito, according to Goldcorp. In addition, we look forward to the startup of operations at the Phoenix Gold Project, which is projected for mid-year. We are pleased to have layered in two new pieces of business during the quarter and remain active in evaluating additional business opportunities.”

Adjusted EBITDA for the second quarter was $48.0 million ($0.74 per basic share), representing 78% of revenue, compared with Adjusted EBITDA of $45.6 million ($0.70 per basic share), or 86% of revenue, for the year ago quarter. Adjusted EBITDA, as a percentage of revenue, was lower in the second quarter due to the inclusion of ongoing stream payments to Mount Milligan of $435 per ounce of gold, which are recorded as a cost of sales and totaled $6.2 million during the second quarter.

[1]	The Company defines Adjusted EBITDA, a non-GAAP financial measure, as net income plus depreciation, depletion and amortization, non-cash charges, income tax expense, interest and other expense, and any impairment of mining assets, less non-controlling interests in operating income of consolidated subsidiaries, interest and other income, and any royalty portfolio restructuring gains or losses (see Schedule A).

As of December 31, 2014, the Company had a working capital surplus of $732.4 million. Current assets were $751.9 million compared to current liabilities of $19.5 million, for a current ratio of 39 to 1.

During the second quarter, the Company had an effective tax rate of 22.4%, compared with 36.9% in the prior year quarter. The decrease in the effective tax rate is primarily attributable to an increase in revenue from lower tax jurisdictions and the impairment charge on the Wolverine royalty interest. Absent the Wolverine impairment charge, Royal Gold’s effective tax rate would have been approximately 26% for the quarter.

The Company owns a 0.00% to 9.445% sliding-scale NSR royalty on all gold and silver produced from the Wolverine underground mine and milling operation located in Yukon Territory, Canada, and operated by the privately held Yukon Zinc Corporation. Yukon Zinc recently announced a decision to put the mine on care and maintenance, and the Company has been notified of an updated mine plan at Wolverine that includes a significant reduction in reserves and resources. For the twelve months ended September 30, 2014, Wolverine contributed approximately 1.4% of Royal Gold’s total revenues. Following the impairment charge, the Wolverine royalty interest has a carrying value of $5.3 million.

RECENT DEVELOPMENTS

Mount Milligan Gold Stream

Thompson Creek reported that the ramp-up at Mount Milligan continues to progress as expected, with production of approximately 41,000 ounces of payable gold in the quarter ended December 31, 2014.

During the second quarter, Royal Gold, through a wholly owned subsidiary, purchased approximately 13,000 ounces of physical gold, which came from a combination of provisional and final settlements associated with five shipments of concentrate from Mount Milligan. The Company sold approximately 14,300 ounces of gold during the second quarter at an average price of $1,208 per ounce, and had approximately 4,800 ounces of gold in inventory as of December 31, 2014.

For the month of December 2014, average daily mill throughput was 44,734 tonnes per day, which represents approximately 75% of design capacity. Thompson Creek reports that it plans to utilize contractor services to add secondary crushing capacity during 2015, with plans for a permanent addition to crushing capacity when market conditions improve. For calendar year 2015, Thompson Creek is forecasting annual payable gold production of 220,000 to 240,000 ounces, an increase of approximately 25% to 35% over calendar year 2014 production of approximately 178,000 ounces.

Thompson Creek also filed an updated technical report for the Mount Milligan mine that reflects 6.2 million ounces of estimated proven and probable gold reserves at $1,250/ounce gold, up from 6.0 million ounces in the previous technical report. The updated mineral reserve estimates include forecasted average annual gold production of approximately 285,800 ounces in years 2015 through 2019, which is a 9% increase over the previous technical report annual estimates for the first six years of gold production. Life of mine average annual gold production is estimated to be 186,700 ounces.

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Peñasquito

The Company notes that Goldcorp reported approximately 567,800 ounces of gold production at Peñasquito for the year ended December 31, 2014. Goldcorp is forecasting gold production of 700,000 to 750,000 ounces at Peñasquito for the calendar year 2015, which is an increase of approximately 20% to 30% over calendar 2014 gold production. On a gold equivalent basis, Goldcorp forecasts production to total 1.5 million to 1.6 million ounces. Royal Gold has a 2% royalty on all metals at Peñasquito.

Goldcorp reports that Pre-Feasibility Studies for the Concentrate Enrichment Process (CEP) and Pyrite Leach Process at Peñasquito were essentially complete at the end of 2014 and are undergoing internal review. Goldcorp highlighted that preliminary economic results continue to demonstrate the robust economics of these projects and their potential to significantly increase the mine life at Peñasquito. The two projects are being integrated as they enter the feasibility study phase, which Goldcorp expects to commence by the end of the first calendar quarter 2015 and be completed in early 2016.

Phoenix Gold Project Stream

On December 18, 2014, Rubicon Minerals reiterated that the Phoenix Gold Project remains on track for production in mid-2015, with mill construction on schedule and on budget. Lateral and vertical development was 45% complete at the 685 meter level and above. Results from its 38,000 meter infill drilling program were released in early January, and confirmed Rubicon Minerals’ expectations of the upper portion of the F2 Deposit with respect to continuity of mineralization and grade. As of December 31, 2014, Royal Gold had a remaining funding commitment of $12.8 million as part of its Phoenix Gold Project stream acquisition.

Peak Gold Joint Venture

On January 8, 2015, Royal Gold, through its wholly owned subsidiary, Royal Alaska, LLC, formed the Peak Gold, LLC joint venture (“JV”) with Contango ORE, Inc. (“CORE”) to advance exploration and development of the Tetlin project. CORE contributed its Tetlin lease and state mining claims, and Royal Gold Alaska, LLC made its initial $5 million investment to fund exploration activity, with the option to earn up to a 40% economic interest in the JV by investing up to $30 million (including the initial $5 million investment) prior to October 2018, for further exploration and development of the project.

Tulsequah Chief Gold Stream

On December 22, 2014, RGLD Gold AG (“RGLD Gold”) terminated the Amended and Restated Gold and Silver Purchase and Sale Agreement (the “Agreement”), between RGLD Gold, the Company, Chieftain Metals Inc. and Chieftain Metals Corp. (together, “Chieftain”), relating to Chieftain’s Tulsequah Chief polymetallic mining project located in British Columbia, Canada. Pursuant to the terms of the Agreement, Chieftain repaid RGLD Gold’s original $10.0 million advance payment. The payment was received in January 2015. RGLD Gold holds a right of first refusal over the creation by Chieftain of any royalty, production payment, stream or similar interest on gold or silver production from the project for a period of two years from December 22, 2014.

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Ilovitza Project Gold Stream

On October 20, 2014, RGLD Gold entered into a $175.0 million gold stream transaction with Euromax Resources Ltd (“Euromax”) that will finance a definitive feasibility study, permitting work, early stage engineering and a significant portion of the construction at Euromax’s Ilovitza gold-copper project. RGLD Gold will make two advance deposit payments to Euromax totaling $15.0 million, which will be used for completion of the definitive feasibility study and permitting of the project, followed by payments aggregating $160 million towards project construction, in each case subject to certain conditions. Payment of the first $7.5 million deposit is conditioned upon Euromax raising an additional $5 million in equity, which was completed in January, 2015, and the satisfaction of certain other conditions. RGLD Gold’s decision to proceed with the second $7.5 million deposit and the construction payments is conditioned upon, among other things, progress of the definitive feasibility study and environmental evaluations, demonstrated project viability and, in the case of the construction payments, sufficient project financing and permits to construct and operate the mine. The construction payments would be paid pro-rata with the balance of the project funding. In exchange, Euromax will deliver physical gold equal to 25% of gold produced from the Ilovitza project until 525,000 ounces have been delivered, and 12.5% thereafter (in each case subject to adjustment). RGLD Gold’s purchase price per ounce will be 25% of the spot price at time of delivery.

PROPERTY HIGHLIGHTS

Highlights at certain of the Company’s principal producing and development properties during the second quarter, compared with the prior fiscal quarter ended December 31, 2013, are listed below. Production for our producing properties reflects the actual production subject to our interests reported to us by the various operators through December 31, 2014.

Principal Producing Properties

Andacollo – Gold production decreased 16% over the prior year quarter primarily due to lower grades mined, consistent with the mine plan. Teck expects that Andacollo’s grades will return to near-reserve levels over the next few quarters and that current reserves will sustain operations until 2037; however, processing of the reserves beyond 2033 will require permitting and construction of an expansion to the existing tailings facility.

Cortez – Gold production at Cortez increased significantly over the prior year quarter as surface mining activity continued at the Pipeline and Gap pits, where our royalty applies, while no significant mining activity occurred in these areas during the prior year quarter.

Holt – Gold production at Holt increased 11% over the prior year quarter. Mill throughput from the Holt ores increased and grades processed decreased during the current quarter. St Andrew Goldfields reported throughput increased 20% in calendar 2014 compared to calendar 2013 as the operation has now established Zone 6 at the 77m Level.

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Mount Milligan – Gold production was 41,000 ounces compared to 20,400 ounces for the 2013 period. The increase reflected the continuing ramp-up of the Mount Milligan mine, which commenced production in late 2013. Average mill throughput during the most recent quarter was 43,781 metric tonnes per day, representing 73% of capacity, although the mill achieved 48,426 metric tonnes per day during the latter half of December.

Mulatos – Gold production at Mulatos decreased 14% over the prior year quarter as the mine transitioned between ore bodies, and a slower than anticipated commissioning of the upgraded mill circuit impacted high grade gold production.

The upgrades to the mill circuit, completed in early October 2014, are designed to optimize recoveries from the various ore types within San Carlos to ensure the budgeted recovery of 75% is achievable. While the mill improvements were ongoing in the September 2014 quarter, Alamos stockpiled high grade development ore from the San Carlos deposit. At the end of the September 2014 quarter, the stockpile reached a total of 25,000 tonnes, with average grades above the current mineral reserve grade. The upgraded mill circuit began processing the high grade stockpile during the first week of October 2014.

Peñasquito – Gold, silver and lead production decreased 14%, 18% and 37%, respectively, while reported zinc production increased by 19% over the prior year quarter. Goldcorp expects relatively low first quarter calendar 2015 production followed by steady production growth over the course of calendar 2015 as mining continues deeper into higher-grade portions of the Peñasco pit at Peñasquito.

Robinson – Gold and copper production decreased 41% and 13%, respectively, over the prior year quarter. KGHM completed mining in the Kimbley pit in October 2014, and ore is now being delivered from the Ruth 2 East pit, which KGHM expects can be blended or sent directly to the mill with improved processing results. In calendar 2015, ore is anticipated to be mined from the Ruth East, Ruth North and Ruth West pits.

Voisey’s Bay – Nickel production decreased 31%, while reported copper production increased 14% over the prior year quarter. In July, Long Harbour achieved a major milestone with the production of the first finished nickel from the facility. Initially, Long Harbour will process primarily nickel matte from PT Vale Indonesia, and transition to processing solely concentrate from Voisey´s Bay at a later stage.

In anticipation of the transition from processing Voisey’s Bay nickel concentrates at Vale’s Sudbury and Thompson smelters to processing at the Long Harbour hydrometallurgical plant, the Company engaged in discussions with Vale concerning calculation of the royalty once Voisey’s Bay nickel concentrates are processed at Long Harbour. Vale proposed a calculation of the royalty that the Company estimates could result in the substantial reduction of royalty payable to the Company on Voisey’s Bay nickel concentrates processed at Long Harbour. While the Company may continue to engage in discussions concerning calculation of the royalty on nickel concentrates processed at Long Harbour, there is no guaranty that the Company and Vale will reach agreement on the proper calculation under the terms of the royalty agreement. If no agreement is reached, the Company intends to vigorously pursue all legal remedies to ensure the appropriate calculation of the royalty and to enforce our royalty interests at Voisey’s Bay.

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Second quarter production and revenue for the Company’s principal royalty and stream interests are shown in Table 1 and historical production data is shown in Table 2. For more detailed information about each of our principal royalty and stream properties, please refer to the Company’s most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC and available on the SEC’s website located at www.sec.gov, or our website located at www.royalgold.com.

CORPORATE PROFILE

Royal Gold is a precious metals royalty and stream company engaged in the acquisition and management of precious metal royalties, streams, and similar production based interests.  The Company owns interests on 198 properties on six continents, including interests on 37 producing mines and 24 development stage projects. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s website is located at www.royalgold.com.

QUALIFIED PERSON

The mineral reserve estimates reported by Thompson Creek were prepared in accordance with CIM Definition Standards for Mineral Resources and Mineral Reserves, as incorporated by reference in National Instrument 43-101, by Robert Clifford, Director, Mine Engineering of Thompson Creek, a “qualified person” under National Instrument 43-101. Thompson Creek reported that Mr. Clifford verified the data disclosed in their news release dated January 19, 2015 that pertain to the mineral reserve estimates.

For further information, please contact:

Karli Anderson

Vice President Investor Relations

(303) 575-6517

Note: Management’s conference call reviewing the first quarter results will be held Thursday, January 29, at 10:00 a.m. Mountain Time (noon Eastern Time) and will be available by calling (866) 270-1533 (North America) or (412) 317-0797 (international), conference title “Royal Gold.” The call will be simultaneously broadcast on the Company’s website at www.royalgold.com under the “Presentations” section. A replay of this webcast will be available on the Company’s website approximately two hours after the call ends.

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Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements about the Company’s ability to invest in additional quality properties; and the operators’ expectation of construction, ramp up, production, mine life, resolution of regulatory and legal proceedings (including with Vale regarding Voisey’s Bay) and other developments at various mines. Factors that could cause actual results to differ materially from the projections include, among others, precious metals, copper and nickel prices; performance of and production at the Company's royalty properties; the ability of the various operators to bring projects into production as expected; delays in the operators securing or their inability to secure necessary governmental permits; decisions and activities of the operators of the Company's royalty properties; unanticipated grade, geological, metallurgical, processing, liquidity or other problems the operators of the mining properties may encounter; completion of feasibility studies; changes in operators’ project parameters as plans continue to be refined; changes in estimates of reserves and mineralization by the operators of the Company’s royalty properties; contests to the Company’s royalty interests and title and other defects to the Company’s royalty properties; errors or disputes in calculating royalty payments, or payments not made in accordance with royalty agreements; economic and market conditions; risks associated with conducting business in foreign countries; changes in laws governing the Company and its royalty properties or the operators of such properties; and other subsequent events; as well as other factors described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.

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TABLE 1

Second Quarter Fiscal 2015

Revenue and Reported Production for Principal Royalty and Stream Interests

Three Months Ended December 31, 2014 and December 31, 2013

(In thousands, except reported production in oz. and lbs.)

		Three Months Ended December 31, 2014			Three Months Ended December 31, 2013
Royalty/Stream	Metal(s)	Revenue	Reported Production[1]		Revenue	Reported Production[1]
Stream:
Mount Milligan	Gold	$17,318	14,300	oz.	$2,638	2,100	oz.
Royalty:
Andacollo	Gold	$9,594	10,500	oz.	$11,736	12,500	oz.
Peñasquito		$5,573			$7,003
	Gold		125,000	oz.		145,800	oz.
	Silver		5.1	Moz.		6.2	Moz.
	Lead		29.5	Mlbs.		47.1	Mlbs.
	Zinc		84.0	Mlbs.		70.3	Mlbs.
Voisey's Bay		$6,117			$5,900
	Nickel		19.6	Mlbs.		28.5	Mlbs.
	Copper		30.1	Mlbs.		26.4	Mlbs.
Cortez	Gold	$5,001	60,400	oz.	$1,078	8,300	oz.
Holt	Gold	$2,676	14,300	oz.	$2,717	12,900	oz.
Robinson		$1,464			$2,287
	Gold		5,100	oz.		8,700	oz.
	Copper		19.3	Mlbs.		22.1	Mlbs.
Mulatos	Gold	$2,001	34,500	oz.	$2,477	40,200	oz.
Other	Various	$11,560	N/A		$16,949	N/A
Total Revenue		$61,304			$52,785

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TABLE 2

Second Quarter Fiscal 2015

Revenue and Reported Production for Principal Royalty and Stream Interests

Six Months Ended December 31, 2014 and December 31, 2013

(In thousands, except reported production in oz. and lbs.)

		Six Months Ended December 31, 2014			Six Months Ended December 31, 2013
Royalty/Stream	Metal(s)	Revenue	Reported Production[1]		Revenue	Reported Production[1]
Stream:
Mount Milligan	Gold	$36,975	29,700	oz.	$2,638	2,100	oz.
Royalty:
Andacollo	Gold	$20,093	21,500	oz.	$28,892	29,900	oz.
Peñasquito		$12,684			$13,561
	Gold		268,100	oz.		247,300	oz.
	Silver		11.6	Moz.		12.7	Moz.
	Lead		70.8	Mlbs.		86.9	Mlbs.
	Zinc		169.4	Mlbs.		143.8	Mlbs.
Voisey's Bay		$11,726			$12,934
	Nickel		36.7	Mlbs.		56.9	Mlbs.
	Copper		52.1	Mlbs.		61.2	Mlbs.
Cortez	Gold	$9,736	119,900	oz.	$1,519	14,000	oz.
Holt	Gold	$5,835	29,100	oz.	$6,604	29,900	oz.
Robinson		$3,734			$3,886
	Gold		11,700	oz.		17,900	oz.
	Copper		45.4	Mlbs.		39.8	Mlbs.
Mulatos	Gold	$3,763	62,800	oz.	$5,178	81,800	oz.
Other	Various	$25,784	N/A		$34,060	N/A
Total Revenue		$130,330			$109,272

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TABLE 3

Historical Production

				Reported Production For The Quarter Ended[1]
Property	Royalty/Stream	Operator	Metal(s)	Dec. 31, 2014		Sep. 30, 2014		Jun. 30, 2014		Mar. 31, 2014		Dec. 31, 2013
Andacollo[2]	75%	Teck	Gold	10,500	oz.	11,000	oz.	10,000	oz.	10,400	oz.	12,500	oz.
Cortez[3]	GSR1 and GSR2, GSR3, NVR1	Barrick	Gold	60,400	oz.	59,500	oz.	40,300	oz.	41,100	oz.	8,300	oz.
Holt	0.00013 x quarterly average gold price	St Andrew Goldfields	Gold	14,300	oz.	14,800	oz.	15,600	oz.	17,600	oz.	12,900	oz.
Mount Milligan[4]	Gold stream - 52.25% of payable gold	Thompson Creek	Gold	14,300	oz.	15,300	oz.	14,400	oz.	4,500	oz.	2,100	oz.
Mulatos[5]	1.0% - 5.0% NSR	Alamos	Gold	34,500	oz.	28,400	oz.	33,600	oz.	34,400	oz.	40,200	oz.
Peñasquito	2.0% NSR	Goldcorp
			Gold	125,000	oz.	143,100	oz.	168,100	oz.	118,700	oz.	145,800	oz.
			Silver	5.1	Moz.	6.5	Moz.	7.8	Moz.	7.1	Moz.	6.2	Moz.
			Lead	29.5	Mlbs.	41.3	Mlbs.	43.2	Mlbs.	45.3	Mlbs.	47.1	Mlbs.
			Zinc	84.0	Mlbs.	85.4	Mlbs.	77.0	Mlbs.	90.1	Mlbs.	70.3	Mlbs.
Robinson	3.0% NSR	KGHM
			Gold	5,100	oz.	6,600	oz.	5,800	oz.	3,900	oz.	8,700	oz.
			Copper	19.3	Mlbs.	26.1	Mlbs.	19.1	Mlbs.	10.7	Mlbs.	22.1	Mlbs.
Voisey's Bay	2.7% NSR	Vale
			Nickel	19.6	Mlbs.	17.1	Mlbs.	26.9	Mlbs.	39.9	Mlbs.	28.5	Mlbs.
			Copper	30.1	Mlbs.	22.0	Mlbs.	9.7	Mlbs.	9.7	Mlbs.	26.4	Mlbs.

[1]	Reported production relates to the amount of metal sales that are subject to our royalty and stream interests for the stated period, as reported to us by operators of the mines.

[2]	The royalty rate is 75% until 910,000 payable ounces of gold have been produced – 50% thereafter. There have been approximately 239,000 cumulative payable ounces produced as of December 31, 2014. Gold is produced as a by-product of copper.

[3]	Royalty percentages: GSR1 and GSR2 – 0.40 to 5.0% (sliding-scale): GSR3 – 0.71%; NVR1 – 1.0140% excluding Crossroads and 0.6186% for Crossroads.

[4]	For our streaming interest at Mount Milligan, our revenue is a product of the reported production, our 52.25% stream interest, an applicable provisional percentage (for the first 12 shipments only) and an average gold sale price for the period.

[5]	The Company’s royalty is subject to a 2.0 million ounce cap on gold production. There have been approximately 1.33 million ounces of cumulative production as of December 31, 2014. NSR sliding-scale schedule (price of gold per ounce – royalty rate): $0.00 to $299.99 – 1.0%; $300 to $324.99 – 1.50%; $325 to $349.99 – 2.0%; $350 to $374.99 – 3.0%; $375 to $399.99 – 4.0%; $400 or higher – 5.0%.

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ROYAL GOLD, INC.

Consolidated Balance Sheets

(Unaudited, in thousands except share data)

	December 31,	June 30,
	2014	2014
ASSETS
Cash and equivalents	$675,128	$659,536
Royalty receivables	37,314	46,654
Income tax receivable	23,800	21,947
Prepaid expenses and other	15,626	7,840
Total current assets	751,868	735,977

Royalty and stream interests, net	2,067,152	2,109,067
Available-for-sale securities	7,788	9,608
Other assets	35,780	36,892
Total assets	$2,862,588	$2,891,544

LIABILITIES
Accounts payable	2,742	3,897
Dividends payable	14,342	13,678
Foreign withholding taxes payable	200	2,199
Other current liabilities	2,182	2,730
Total current liabilities	19,466	22,504

Debt	316,874	311,860
Deferred tax liabilities	152,762	169,865
Uncertain tax positions	14,752	13,725
Other long-term liabilities	700	1,033
Total liabilities	504,554	518,987

Commitments and contingencies

EQUITY
Preferred stock, $.01 par value, authorized 10,000,000 shares authorized; and 0 shares issued	-	-
Common stock, $.01 par value, 100,000,000 shares authorized; and 64,653,967 and 64,578,401 shares outstanding, respectively	647	646
Exchangeable shares, no par value, 1,806,649 shares issued, less 1,427,069 and 1,426,792 redeemed shares, respectively	16,705	16,718
Additional paid-in capital	2,151,335	2,147,650
Accumulated other comprehensive loss	(1,980)	(160)
Accumulated earnings	173,972	189,871
Total Royal Gold stockholders’ equity	2,340,679	2,354,725
Non-controlling interests	17,355	17,832
Total equity	2,358,034	2,372,557
Total liabilities and equity	$2,862,588	$2,891,544

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ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive Income

(Unaudited, in thousands)

	For The Three Months Ended		For The Six Months Ended
	December 31,	December 31,	December 31,	December 31,
	2014	2013	2014	2013
Revenue	$61,304	$52,785	$130,330	$109,272

Costs and expenses
Cost of sales	6,236	935	12,910	935
General and administrative	8,511	4,661	15,652	11,227
Production taxes	1,731	1,603	3,421	3,386
Depreciation, depletion and amortization	20,278	22,670	42,490	45,071
Impairment of royalty and stream interests	26,570	-	28,339	-
Total costs and expenses	63,326	29,869	102,812	60,619

Operating income	(2,022)	22,916	27,518	48,653

Interest and other income	228	168	279	216
Interest and other expense	(6,358)	(5,995)	(13,070)	(11,658)
(Loss) income before income taxes	(8,152)	17,089	14,727	37,211

Income tax benefit (expense)	1,827	(6,311)	(2,131)	(11,152)
Net (loss) income	(6,325)	10,778	12,596	26,059
Net income attributable to non-controlling interests	(223)	(111)	(462)	(197)
Net (loss) income attributable to Royal Gold common stockholders	$(6,548)	$10,667	$12,134	$25,862

Net (loss) income	$(6,325)	$10,778	$12,596	$26,059
Adjustments to comprehensive (loss) income, net of tax Unrealized change in market value of available-for-sale securities	(481)	(3,419)	(1,820)	(2,288)
Comprehensive (loss) income	(6,806)	7,359	10,776	23,771
Comprehensive income attributable to non-controlling interests	(223)	(111)	(462)	(197)
Comprehensive (loss) income attributable to Royal Gold stockholders	$(7,029)	$7,248	$10,314	$23,574

Net (loss) income per share available to Royal Gold common stockholders:

Basic (loss) earnings per share	$(0.10)	$0.16	$0.19	$0.40
Basic weighted average shares outstanding	65,002,307	64,897,757	64,982,595	64,878,056
Diluted (loss) earnings per share	$(0.10)	$0.16	$0.19	$0.40
Diluted weighted average shares outstanding	65,002,307	64,990,771	65,122,185	64,982,689
Cash dividends declared per common share	$0.22	$0.21	$0.43	$0.41

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ROYAL GOLD, INC.

Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	For The Three Months Ended		For The Six Months Ended
	December 31,	December 31,	December 31,	December 31,
	2014	2013	2014	2013
Cash flows from operating activities:
Net (loss) income	$(6,325)	$10,778	$12,596	$26,059
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	20,278	22,670	42,490	45,071
Non-cash employee stock compensation expense	375	147	2,824	1,759
Amortization of debt discount	2,540	2,380	5,013	4,720
Impairment of royalty and stream interests	26,570	-	28,339	-
Tax benefit of stock-based compensation exercises	(377)	(236)	(74)	(208)
Deferred tax benefit	(11,729)	(5,181)	(17,103)	(8,038)
Changes in assets and liabilities:
Royalty receivables	5,913	5,137	9,340	7,330
Prepaid expenses and other assets	1,197	2,704	3,344	13,001
Accounts payable	388	(86)	(1,182)	(811)
Foreign withholding taxes payable	(679)	(1,852)	(1,999)	(10,108)
Income taxes receivable	(7,151)	1,384	(1,778)	(7,626)
Other liabilities	(1,184)	(3,126)	464	(943)
Net cash provided by operating activities	$29,816	$34,719	$82,274	$70,206

Cash flows from investing activities:
Acquisition of royalty and stream interests	(32,525)	(61)	(38,734)	(48,089)
Other	(390)	(30)	(517)	(54)
Net cash used in investing activities	$(32,915)	$(91)	$(39,251)	$(48,143)

Cash flows from financing activities:
Net proceeds from issuance of common stock	576	94	775	94
Common stock dividends	(13,691)	(13,022)	(27,369)	(26,032)
Distribution to non-controlling interests	(446)	(546)	(911)	(1,079)
Tax expense of stock-based compensation exercises	377	236	74	208
Net cash used in financing activities	$(13,184)	$(13,238)	$(27,431)	$(26,809)
Net (decrease) increase in cash and equivalents	(16,283)	21,390	15,592	(4,746)
Cash and equivalents at beginning of period	691,411	637,899	659,536	664,035
Cash and equivalents at end of period	$675,128	$659,289	$675,128	$659,289

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SCHEDULE A

Non-GAAP Financial Measures

The Company computes and discloses Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined by the Company as net income plus depreciation, depletion and amortization, non-cash charges, income tax expense, interest and other expense, and any impairment of mining assets, less non-controlling interests in operating income of consolidated subsidiaries, interest and other income, and any royalty portfolio restructuring gains or losses. Other companies may define and calculate this measure differently. Management believes that Adjusted EBITDA is a useful measure of the performance of our royalty and stream portfolio. Adjusted EBITDA identifies the cash generated in a given period that will be available to fund the Company's future operations, growth opportunities, shareholder dividends and to service the Company's debt obligations. This information differs from measures of performance determined in accordance with U.S. generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitute for measures of performance determined in accordance with U.S. GAAP. Below is a reconciliation of net income to Adjusted EBITDA.

Royal Gold, Inc.

Adjusted EBITDA Reconciliation

	For The Three Months Ended		For The Six Months Ended
	December 31,		December 31,
	(Unaudited, in thousands)		(Unaudited, in thousands)
	2014	2013	2014	2013

Net (loss) income	$(6,325)	$10,778	$12,596	$26,059
Depreciation, depletion and amortization	20,278	22,670	42,490	45,071
Non-cash employee stock compensation	375	147	2,824	1,759
Allowance for uncollectible royalty receivables	2,997	-	2,997
Impairment of royalty and stream interests	26,570	-	28,339	-
Interest and other income	(228)	(168)	(279)	(216)
Interest and other expense	6,358	5,995	13,070	11,658
Income tax (benefit) expense	(1,827)	6,311	2,131	11,152
Non-controlling interests in operating income of consolidated subsidiaries	(223)	(111)	(462)	(197)
Adjusted EBITDA	$47,975	$45,622	$103,706	$95,286

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